Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361
Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

NEWS RELEASE	CONTACTS:

Rodney C. Sacks

Chairman and Co-Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman and Co-Chief Executive Officer

(951) 739-6200

Roger S. Pondel / Judy Lin

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE REPORTS 2024 THIRD QUARTER FINANCIAL RESULTS

-- Record Third Quarter Net Sales Rise 1.3 Percent to $1.88 Billion --

-- Net Sales, Excluding the Alcohol Brands Segment, Adjusted for Adverse Changes in Foreign Currency

of $62.8 Million, Rise 5.0 Percent --

-- Net Income Per Diluted Share was $0.38 in the 2024 Third Quarter Compared with Net Income Per

Diluted Share of $0.43 in the 2023 Third Quarter --

-- Adjusted Net Income Per Diluted Share was $0.40 in the 2024 Third Quarter Compared with Adjusted

Net Income Per Diluted Share of $0.41 in the 2023 Third Quarter --

Corona, CA – November 7, 2024 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2024.

Items Impacting Profitability

Items impacting profitability in the 2024 third quarter: Gross profit for the 2024 third quarter was adversely impacted by an increase in inventory reserves due to excess inventory levels in the Alcohol Brands segment of $10.6 million (the “Alcohol Brands Inventory Reserves”). Operating expenses for the 2024 third quarter were adversely impacted by a $16.7 million provision and $1.2 million of Company incurred legal expenses (collectively, the “Hansen Expenses”) in connection with an intellectual property claim brought by the descendants of Hubert Hansen, in relation to the Company’s use of the Hubert Hansen name prior to the transaction with the Coca-Cola Company, which closed in 2015. Net of tax, these items adversely impacted net income for the 2024 third quarter by $21.5 million and net income per diluted share by $0.02 per share.

Items impacting profitability in the 2023 third quarter: On July 31, 2023, the Company completed its acquisition of substantially all of the assets of Vital Pharmaceuticals, Inc. and its debtor affiliates (the “Bang Transaction”). Inventory purchased as part of the Bang Transaction was recorded at fair value (the “Bang Inventory Step-Up”). Certain of the purchased inventory was subsequently sold in the 2023 third quarter and was recognized through cost of sales at fair value. As a result of the Bang Inventory Step-Up, gross profit was adversely impacted by approximately $7.8 million during the 2023 third quarter. During the 2023 third quarter, in connection with the Bang Transaction, the Company recorded a gain of $45.4 million (the “Bang Transaction Gain”) in interest and other income (expense), net. During the 2023 third quarter, the Company incurred approximately $8.0 million of acquisition expenses related to the Bang Transaction (the “Bang Transaction Expenses”). Net of tax, these items positively impacted net income for the 2023 third quarter by $22.7 million and net income per diluted share by $0.02 per share.

(more)

Monster Beverage Corporation

2-2-2

The tables at the end of this press release summarize the income statement impact of the selected items discussed above for the three and nine-months ended September 30, 2024 and 2023. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Third Quarter Results

Net sales for the 2024 third quarter increased 1.3 percent to $1.88 billion, from $1.86 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2024 third quarter of $62.8 million ($26.5 million related to Argentina). Net sales on a foreign currency adjusted basis increased 4.7 percent (5.0 percent excluding the Alcohol Brands segment) in the 2024 third quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks and Bang Energy® drinks, increased 0.8 percent to $1.72 billion for the 2024 third quarter, from $1.71 billion for the 2023 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $52.8 million for the 2024 third quarter ($26.5 million related to Argentina). Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 3.9 percent in the 2024 third quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, increased 14.0 percent to $112.6 million for the 2024 third quarter, from $98.8 million in the 2023 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $10.0 million for the 2024 third quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 24.1 percent in the 2024 third quarter.

Net sales for the Alcohol Brands segment, which is comprised of The Beast™, Nasty Beast™ Hard Tea, as well as various craft beers and hard seltzers, decreased 6.0 percent to $39.8 million for the 2024 third quarter, from $42.3 million in the 2023 third quarter. The decrease in net sales was primarily due to decreased sales by volume of craft beers.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, decreased 11.5 percent to $5.9 million for the 2024 third quarter, from $6.7 million in the 2023 third quarter.

Net sales to customers outside the United States increased 3.6 percent to $760.1 million in the 2024 third quarter, from $733.7 million in the 2023 third quarter. Such sales were approximately 40.4 percent of total net sales for the 2024 third quarter compared with 39.5 percent in the 2023 third quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 12.1 percent in the 2024 third quarter (8.5 percent exclusive of Argentina’s impact).

(more)

Monster Beverage Corporation
3-3-3

Gross profit as a percentage of net sales for the 2024 third quarter was 53.2 percent, compared with 53.0 percent in the 2023 third quarter. Gross profit for the 2024 third quarter was adversely impacted by the Alcohol Brands Inventory Reserves. Gross profit as a percentage of net sales for the 2024 third quarter, exclusive of the Alcohol Brands Inventory Reserves was 53.7 percent. The increase in gross profit as a percentage of net sales for the 2024 third quarter was primarily the result of lower input costs, pricing actions in certain international markets and the Bang Inventory Step-Up (included in the comparative 2023 third quarter), partially offset by higher promotional allowances as a percentage of net sales, mainly to drive trial and awareness of the Bang Energy® brand in the United States, as well as the Alcohol Brands Inventory Reserves.

Operating expenses for the 2024 third quarter were $519.9 million, compared with $473.2 million in the 2023 third quarter. Operating expenses as a percentage of net sales for the 2024 third quarter were 27.6 percent, compared with 25.5 percent in the 2023 third quarter. Operating expenses for the 2024 third quarter included the Hansen Expenses.

Distribution expenses for the 2024 third quarter were $82.7 million, or 4.4 percent of net sales, compared with $85.7 million, or 4.6 percent of net sales, in the 2023 third quarter.

Selling expenses for the 2024 third quarter were $196.1 million, or 10.4 percent of net sales, compared with $177.2 million, or 9.5 percent of net sales, in the 2023 third quarter.

General and administrative expenses for the 2024 third quarter were $241.1 million, or 12.8 percent of net sales, compared with $210.3 million, or 11.3 percent of net sales, for the 2023 third quarter. Stock-based compensation was $27.5 million for the 2024 third quarter, compared with $17.9 million in the 2023 third quarter. General and administrative expenses for the 2024 third quarter included the Hansen Expenses.

Operating income for the 2024 third quarter was $479.9 million, compared with $510.5 million in the 2023 third quarter. Adjusted operating income for the 2024 third quarter was $508.4 million, compared with $526.8 million in the 2023 third quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

The effective tax rate for the 2024 third quarter was 21.8 percent, compared with 22.2 percent in the 2023 third quarter.

Net income for the 2024 third quarter decreased 18.1 percent to $370.9 million, from $452.7 million in the 2023 third quarter. Adjusted net income for the 2024 third quarter decreased 8.8 percent to $392.4 million from adjusted net income of $430.0 million in the 2023 third quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Net income per diluted share for the 2024 third quarter decreased 11.7 percent to $0.38, from $0.43 in the third quarter of 2023. Adjusted net income per diluted share was $0.40 per share for the 2024 third quarter compared with adjusted net income per diluted share of $0.41 per share for the 2023 third quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “The energy drink category continues to grow globally and has demonstrated resilience. In the United States, the energy drink category continued to experience slower growth rates. However, in all measured channels excluding convenience, the energy drink category is growing at a faster rate. In the United States, the energy drink category in the convenience channel is beginning to show some improvement in October. A number of other consumer packaged goods companies have also seen a tighter consumer spending environment for certain income groups and weaker demand in the quarter.

“We believe growth opportunities in household penetration and per capita consumption, along with consumers’ growing need for energy are positive trends for the category.

(more)

Monster Beverage Corporation
4-4-4

“Our sales in non-Nielsen measured channels continued to grow.

“Our third quarter financial results were again impacted by unfavorable foreign currency exchange rates in certain markets. On a foreign currency adjusted basis excluding the Alcohol Brands segment, net sales increased 5.0 percent in the quarter. We estimate that diluted earnings per share were adversely impacted by approximately $0.03 per share due to the unfavorable foreign currency exchange rates. Hurricanes Helene and Milton impacted sales at retail in certain states in September and October 2024, however we cannot determine the impact on our business.

“Gross profit margins improved in the 2024 third quarter, compared with the 2023 third quarter, both on a reported and adjusted basis and were higher on an adjusted basis compared with the 2024 second quarter.

“As previously reported, we have implemented an approximately 5.0 percent price increase on our brands and packages, excluding Bang Energy®, Reign® and Reign Storm® in the United States, effective November 1, 2024,” Schlosberg added.

 Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “Innovation continues to play a key role in our strategy. Globally our innovation has been generally well received by our bottlers/distributors, wholesalers, retailers and consumers. We launched Monster Energy® Ultra Vice Guava™ in the United States in October, with positive consumer response.

“Predator Energy® Gold Strike, launched in April 2024 in selected provinces in China, continues to perform and plans are underway to accelerate its rollout into further markets in China.

“Our Alcohol Brands segment has now been restructured under new management and we remain positive for the prospects of alcohol products within our broader portfolio. In the 2024 third quarter, we launched a second variety pack of The Beast™ in a 12-pack of slim 12-oz cans, comprising of Mean Green, Pink Poison, Gnarly Grape and Killer Sunrise. We are currently exploring opportunities for distribution of our alcohol products in certain international jurisdictions.

“Our innovation pipeline for both our non-alcoholic and alcoholic beverages remains robust,” Sacks said.

2024 Nine-Months Results

Net sales for the nine-months ended September 30, 2024 increased 5.0 percent to $5.68 billion, from $5.41 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact of $194.8 million on net sales for the nine-months ended September 30, 2024. Net sales on a foreign currency adjusted basis increased 8.6 percent in the nine-months ended September 30, 2024.

Gross profit, as a percentage of net sales, for the nine-months ended September 30, 2024 was 53.6 percent, compared with 52.8 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2024 were $1.50 billion, compared with $1.34 billion in the comparable period last year.

Operating income for the nine-months ended September 30, 2024 increased to $1.55 billion, from $1.52 billion in the comparable period last year.

The effective tax rate was 22.8 percent for the nine-months ended September 30, 2024, compared with 21.9 percent in the comparable period last year.

Net income for the nine-months ended September 30, 2024 decreased 2.0 percent to $1.24 billion, from $1.26 billion in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2024 increased 1.4 percent to $1.21, from $1.19 in the comparable period last year. Adjusted net income for the nine-months ended September 30, 2024 increased 1.0 percent to $1.26 billion from adjusted net income of $1.25 billion for the nine-months ended September 30, 2023. Adjusted net income per diluted share was $1.23 per share for the nine-months ended September 30, 2024 compared with adjusted net income per diluted share of $1.18 per share for the nine-months ended September 30, 2023. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

(more)

Monster Beverage Corporation
5-5-5

Share Repurchase Program

During the 2024 third quarter, the Company purchased approximately 11.3 million shares of its common stock at an average purchase price of $47.32 per share, for a total amount of $534.7 million. As of November 6, 2024, approximately $500.0 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, November 7, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast™ and Nasty Beast™ Hard Tea. For more information visit www.monsterbevcorp.com.

(more)

Monster Beverage Corporation
6-6-6

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of military conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate Bang Energy® businesses and assets, transition the acquired beverages to the Company’s primary distributors, and retain and increase sales of the acquired beverages; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally or reduced demand for consumer goods; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2023 and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales[1]	$1,880,973	$1,856,028	$5,680,668	$5,409,919

Cost of sales	881,174	872,265	2,634,235	2,554,086

Gross profit[1]	999,799	983,763	3,046,433	2,855,833
Gross profit as a percentage of net sales	53.2%	53.0%	53.6%	52.8%

Operating expenses	519,883	473,236	1,497,363	1,336,437
Operating expenses as a percentage of net sales	27.6%	25.5%	26.4%	24.7%

Operating income[1]	479,916	510,527	1,549,070	1,519,396
Operating income as a percentage of net sales	25.5%	27.5%	27.3%	28.1%

Interest and other (expense) income, net	(5,820)	71,357	54,311	99,010

Income before provision for income taxes[1]	474,096	581,884	1,603,381	1,618,406

Provision for income taxes	103,177	129,190	365,044	354,397
Income taxes as a percentage of income before taxes	21.8%	22.2%	22.8%	21.9%

Net income	$370,919	$452,694	$1,238,337	$1,264,009
Net income as a percentage of net sales	19.7%	24.4%	21.8%	23.4%

Net income per common share:
Basic	$0.38	$0.43	$1.22	$1.21
Diluted	$0.38	$0.43	$1.21	$1.19

Weighted average number of shares of common stock and common stock equivalents:
Basic	975,841	1,047,015	1,015,252	1,046,337
Diluted	983,171	1,059,966	1,023,912	1,059,809

Energy Drink Case sales (in thousands) (in 192-ounce case equivalents)	219,409	203,087	643,033	583,937
Average net sales per case[2]	$8.36	$8.90	$8.59	$8.98

1 Includes $10.0 million for both the three-months ended September 30, 2024 and 2023, related to the recognition of deferred revenue. Includes $29.9 million and $30.0 million for the nine-months ended September 30, 2024 and 2023, respectively, related to the recognition of deferred revenue.

2 Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2024 AND DECEMBER 31, 2023

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,625,339	$2,297,675
Short-term investments	-	955,605
Accounts receivable, net	1,285,397	1,193,964
Inventories	770,338	971,406
Prepaid expenses and other current assets	124,656	116,195
Prepaid income taxes	92,028	54,151
Total current assets	3,897,758	5,588,996

INVESTMENTS	-	76,431
PROPERTY AND EQUIPMENT, net	1,006,788	890,796
DEFERRED INCOME TAXES, net	183,430	175,003
GOODWILL	1,417,941	1,417,941
OTHER INTANGIBLE ASSETS, net	1,442,426	1,427,139
OTHER ASSETS	104,958	110,216
Total Assets	$8,053,301	$9,686,522

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$549,028	$564,379
Accrued liabilities	259,088	183,988
Accrued promotional allowances	301,973	269,061
Deferred revenue	45,627	41,914
Accrued compensation	81,787	87,392
Income taxes payable	7,641	14,955
Total current liabilities	1,245,144	1,161,689

DEFERRED REVENUE	186,135	204,251
DEFERRED INCOME TAXES	28,896	-
OTHER LIABILITIES	64,884	91,838
LONG-TERM DEBT	748,842	-
STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,125,699 shares issued and 972,450 shares outstanding as of September 30, 2024; 1,122,592 shares issued and 1,041,571 shares outstanding as of December 31, 2023	5,628	5,613
Additional paid-in capital	5,105,957	4,975,115
Retained earnings	7,178,073	5,939,736
Accumulated other comprehensive loss	(137,842)	(125,337)
Common stock in treasury, at cost; 153,249 shares and 81,021 shares as of September 30, 2024 and December 31, 2023, respectively	(6,372,416)	(2,566,383)
Total stockholders' equity	5,779,400	8,228,744
Total Liabilities and Stockholders’ Equity	$8,053,301	$9,686,522

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2024 AND 20231

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$1,880,973	$1,856,028	$5,680,668	$5,409,919

Cost of sales	870,587	864,440	2,623,648	2,546,261

Gross profit	1,010,386	991,588	3,057,020	2,863,658
Gross profit as a percentage of net sales	53.7%	53.4%	53.8%	52.9%

Operating expenses	502,023	464,794	1,479,209	1,318,981
Operating expenses as a percentage of net sales	26.7%	25.0%	26.0%	24.4%

Operating income	508,363	526,794	1,577,811	1,544,677
Operating income as a percentage of net sales	27.0%	28.4%	27.8%	28.6%

Interest and other (expense) income, net	(5,820)	25,975	54,311	53,628

Income before provision for income taxes[1]	502,543	552,769	1,632,122	1,598,305

Provision for income taxes	110,163	122,729	372,097	349,953
Income taxes as a percentage of income before taxes	21.9%	22.2%	22.8%	21.9%

Net income	$392,380	$430,040	$1,260,025	$1,248,352
Net income as a percentage of net sales	20.9%	23.2%	22.2%	23.1%

Net income per common share:
Basic	$0.40	$0.41	$1.24	$1.19
Diluted	$0.40	$0.41	$1.23	$1.18

Weighted average number of shares of common stock and common stock equivalents:
Basic	975,841	1,047,015	1,015,252	1,046,337
Diluted	983,171	1,059,966	1,023,912	1,059,809

1 See “Reconciliation of GAAP and non-GAAP Information” below for excluded items.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

Adjusted results are non-GAAP items that exclude (i) the Alcohol Brands Inventory Reserves, (ii) the Bang Inventory Step-Up, (iii) the Hansen Expenses, (iv) the Bang Transaction Expenses and (v) the Bang Transaction Gain. The Company believes that these non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Cost of sales	$881,174	$872,265	$2,634,235	$2,554,086

Alcohol brands inventory reserve	(10,587)	-	(10,587)	-
Bang inventory step-up	-	(7,825)	-	(7,825)
Cost of sales excluding above items	$870,587	$864,440	$2,623,648	$2,546,261

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Gross profit	$999,799	$983,763	$3,046,433	$2,855,833

Alcohol brands inventory reserve	10,587	-	10,587	-
Bang inventory step-up	-	7,825	-	7,825
Gross profit excluding above items	$1,010,386	$991,588	$3,057,020	$2,863,658

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating expenses	$519,883	$473,236	$1,497,363	$1,336,437

Hansen Expenses	(17,860)	(409)	(18,154)	(2,354)

Bang transaction expenses	-	(8,033)	-	(15,102)
Operating expenses excluding above items	$502,023	$464,794	$1,479,209	$1,318,981

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating income	$479,916	$510,527	$1,549,070	$1,519,396

Alcohol brands inventory reserve	10,587	-	10,587	-
Bang inventory step-up	-	7,825	-	7,825
Hansen Expenses	17,860	409	18,154	2,354

Bang transaction expenses	-	8,033	-	15,102
Operating income excluding above items	$508,363	$526,794	$1,577,811	$1,544,677

Reconciliation of GAAP and Non-GAAP Information (cont.)

($ in Thousands, unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Interest and other (expense) income, net	$(5,820)	$71,357	$54,311	$99,010

Bang transaction gain	-	(45,382)	-	(45,382)
Interest and other (expense) income, net, excluding above item	$(5,820)	$25,975	$54,311	$53,628

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Income before provision for income taxes	$474,096	$581,884	$1,603,381	$1,618,406

Alcohol brands inventory reserve	10,587	-	10,587	-
Bang inventory step-up	-	7,825	-	7,825
Hansen Expenses	17,860	409	18,154	2,354

Bang transaction expenses	-	8,033	-	15,102
Bang transaction gain	-	(45,382)	-	(45,382)
Income before provision for income taxes excluding above items	$502,543	$552,769	$1,632,122	$1,598,305

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Provision for income taxes	$103,177	$129,190	$365,044	$354,397

Alcohol brands inventory reserve	2,594	-	2,594	-
Bang inventory step-up	-	1,737	-	1,737
Hansen Expenses	4,392	94	4,459	541

Bang transaction expenses	-	1,783	-	3,353
Bang transaction gain	-	(10,075)	-	(10,075)
Provision for income taxes excluding above items	$110,163	$122,729	$372,097	$349,953

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$370,919	$452,694	$1,238,337	$1,264,009

Alcohol brands inventory reserve	7,993	-	7,993	-
Bang inventory step-up	-	6,088	-	6,088
Hansen Expenses	13,468	315	13,695	1,813

Bang transaction expenses	-	6,250	-	11,749
Bang transaction gain	-	(35,307)	-	(35,307)
Net income excluding above items	$392,380	$430,040	$1,260,025	$1,248,352

Adjustments in this table are net of tax.

Reconciliation of GAAP and Non-GAAP Information (cont.)

($ in Thousands, unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income per common share – Diluted	$0.38	$0.43	$1.21	$1.19

Cumulative adjustments, net of tax	0.02	(0.02)	0.02	(0.01)
Net income per common share – Diluted, excluding above items	$0.40	$0.41	$1.23	$1.18